Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS FIRST-QUARTER 2017 RESULTS

FIRST-QUARTER HIGHLIGHTS:

•	REVENUE +7.7%

•	SAME-UNIT REVENUE +2.1%

•	INCOME FROM CONTINUING OPERATIONS +14.8%

•	EPS FROM CONTINUING OPERATIONS +9.8%

CLEVELAND (April 27, 2017) – CBIZ, Inc. (NYSE: CBZ) today announced financial results for the first quarter ended March 31, 2017.

For the 2017 first quarter, CBIZ reported revenue of $241.5 million, an increase of $17.2 million, or 7.7%, over the $224.2 million reported in the first quarter of 2016. Same-unit revenue increased by $4.7 million, or 2.1%, for the quarter, compared with the same period a year ago. Newly acquired operations contributed $12.5 million to revenue in the 2017 first quarter. CBIZ reported income from continuing operations of $25.0 million, or $0.45 per diluted share, in the 2017 first quarter, compared with $21.8 million, or $0.41 per diluted share, for the same period a year ago. Adjusted EBITDA for the first quarter was $48.3 million, compared with $43.3 million for the first quarter of 2016.

Jerry Grisko, CBIZ President and Chief Executive Officer, said, “We are pleased with our performance in the first quarter. Total revenue grew by 7.7% and our operating leverage resulted in a 14.8% increase in income from continuing operations. The six acquisitions we made in 2016 are performing very well, we are continuing to experience strong organic revenue growth within our core accounting and government healthcare consulting services, and we are seeing improved results in our benefits and insurance segment.”

Grisko continued, “Our strong balance sheet, coupled with steady cash flow and over $120 million of available funds on our unsecured credit facility, affords us the flexibility to continue with our program of acquiring outstanding companies to join CBIZ.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

We completed six acquisitions in 2016, which are expected to add more than $40 million in annualized revenue, and one small acquisition to date in 2017. We continue to have a full and active pipeline of potential acquisitions under review as we seek to broaden our geographic footprint and enhance the services we provide to clients.”

2017 Outlook

Grisko added, “For the full year we continue to expect total revenue growth within a range of 6% to 8% and income from continuing operations to grow within a range of 12% to 14%. Fully diluted weighted average share count is expected to increase to approximately 55.5 million shares in 2017, and as a result, earnings per diluted share is expected to increase within a range of 8% to 10% over the $0.76 reported for 2016.”

Conference Call

CBIZ will host a conference call at 11:00 a.m. (ET) today to discuss its results. The call will be webcast live for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at http://dpregister.com/10104184 to receive the dial-in number and unique personal identification number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be made available approximately two hours following the call on the Company’s website at www.cbiz.com. For those without internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET), April 27, through 5:00 p.m. (ET), May 1, 2017. The toll-free dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10104184.

About CBIZ

CBIZ, Inc. provides professional business services that help clients better manage their finances, employees, and insurance needs. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government healthcare consulting, risk & advisory, and valuation services. Benefits and insurance services include group health benefits consulting, property and casualty insurance, retirement plan consulting, payroll, and HR consulting. As one of the largest accounting, insurance brokerage, and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 33 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2017	%	2016	%
Revenue	$241,459	100.0%	$224,238	100.0%
Operating expenses (1)	192,766	79.8%	178,117	79.4%

Gross margin	48,693	20.2%	46,121	20.6%
Corporate general and administrative expenses (1)	8,768	3.7%	10,245	4.6%

Operating income	39,925	16.5%	35,876	16.0%
Other (expense) income:
Interest expense	(1,517)	-0.6%	(1,526)	-0.7%
Gain on sale of operations, net	22	0.0%	101	0.0%
Other income, net (1) (2)	2,737	1.1%	2,147	1.0%

Total other income, net	1,242	0.5%	722	0.3%
Income from continuing operations before income tax expense	41,167	17.0%	36,598	16.3%
Income tax expense	16,141		14,800

Income from continuing operations	25,026	10.4%	21,798	9.7%
Loss from operations of discontinued businesses, net of tax	(152)		(30)

Net income	$24,874	10.3%	$21,768	9.7%

Diluted earnings per share:
Continuing operations	$0.45		$0.41
Discontinued operations	—		—

Net income	$0.45		$0.41

Diluted weighted average common shares outstanding	55,214		52,745
Other data from continuing operations:
Adjusted EBITDA (3)	$48,303		$43,268

(1)	CBIZ sponsors a non-qualified deferred compensation plan, under which a CBIZ employee’s compensation deferral is held in a rabbi trust and invested accordingly as directed by the employee. Income and expenses related to the deferred compensation plan are included in “Operating expenses” ($3.0 million and $0.5 million expense in 2017 and 2016, respectively, or (1.2%) and (0.2%) of revenue, respectively) and “Corporate general and administrative expenses” ($0.3 million and $0.1 million expense in 2017 and 2016, respectively, or (0.1%) and 0.0% of revenue, respectively) and are directly offset by deferred compensation gains or losses in “Other income, net” ($3.3 million and $0.6 million income in 2017 and 2016, or 1.4% and 0.3% of revenue, respectively). The deferred compensation plan has no impact on “Income from continuing operations before income tax expense.”
(2)	Included in “Other income, net” for the three months ended March 31, 2017 and 2016, is expense of $0.6 million and income of $1.3 million, respectively, related to net decreases/increases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(3)	Refer to the financial highlights tables for a reconciliation of Non-GAAP financial measures to the nearest generally accepted accounting principles (“GAAP”) financial measure, and for additional information as to the usefulness of the Non-GAAP financial measures to shareholders and investors.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands)

SELECT SEGMENT DATA

	THREE MONTHS ENDED
	MARCH 31,
	2017	2016
Revenue
Financial Services	$158,633	$152,207
Benefits and Insurance Services	75,164	64,327
National Practices	7,662	7,704

Total	$241,459	$224,238

Gross Margin
Financial Services	$39,244	$38,710
Benefits and Insurance Services	15,022	10,647
National Practices	655	827
Operating expenses - unallocated (1):
Other	(3,274)	(3,581)
Deferred compensation	(2,954)	(482)

Total	$48,693	$46,121

(1)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges, and certain advertising expenses. “Operating expenses—unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “Income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “Other income, net” in the Consolidated Statements of Comprehensive Income. Net gains/losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation expense in “Operating expenses” and as income in “Other income, net.”

CBIZ, INC.

SELECT CASH FLOW DATA

(In thousands)

	THREE MONTHS ENDED
	MARCH 31,
	2017	2016
Net income	$24,874	$21,768
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	5,641	5,245
Amortization of discount on notes and deferred financing costs	131	131
Bad debt expense, net of recoveries	734	1,170
Adjustments to contingent earnout liability	485	(1,263)
Employee stock awards	1,374	1,409
Other adjustments	(1,179)	297

Net income, after adjustments to reconcile net income to net cash used in operating activities	32,060	28,757
Changes in assets and liabilities, net of acquisitions and divestitures	(45,205)	(46,425)

Operating cash flows used in continuing operations	(13,145)	(17,668)
Operating cash flows (used in) provided by discontinued operations	(118)	506

Net cash used in operating activities	(13,263)	(17,162)
Net cash provided by investing activities	48,847	17,916

Net cash used in financing activities	(36,654)	(43)

Net (decrease) increase in cash and cash equivalents	$(1,070)	$711

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT FINANCIAL DATA AND RATIOS

	MARCH 31,	DECEMBER 31,
	2017	2016
Cash and cash equivalents	$2,424	$3,494
Restricted cash	26,651	27,880
Accounts receivable, net	220,859	175,354
Current assets before funds held for clients	273,958	228,135
Funds held for clients - current and non-current	158,676	213,457
Goodwill and other intangible assets, net	582,404	584,401
Total assets	$1,111,187	$1,118,588
Current liabilities before client fund obligations	$118,718	$125,592
Client fund obligations	159,053	213,855
Notes payable - long-term	1,443	1,721
Bank debt	211,479	190,049
Total liabilities	$603,922	$638,567
Treasury stock	$(473,582)	$(471,311)
Total stockholders’ equity	$507,265	$480,021
Debt to equity	42.2%	40.2%
Days sales outstanding (DSO) - continuing operations (1)	92	76
Shares outstanding	54,321	54,044
Basic weighted average common shares outstanding	53,293	52,321
Diluted weighted average common shares outstanding	55,214	53,513

(1)	DSO is provided for continuing operations and represents accounts receivable, net at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under GAAP. DSO at March 31, 2016 was 92.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

CBIZ, INC.

GAAP RECONCILIATION

Income from Continuing Operations to Non-GAAP Financial Measures (1)

(In thousands)

	THREE MONTHS ENDED
	MARCH 31,
	2017	2016
Income from continuing operations	$25,026	$21,798
Interest expense	1,517	1,526
Income tax expense	16,141	14,800
Gain on sale of operations, net	(22)	(101)
Depreciation	1,247	1,313
Amortization	4,394	3,932

Adjusted EBITDA	$48,303	$43,268

(1)	CBIZ reports its financial results in accordance with GAAP. This table reconciles Non-GAAP financial measures to the nearest GAAP financial measure, “Income from continuing operations”. Adjusted EBITDA is not defined by GAAP and should not be regarded as an alternative or replacement to any measurement of performance or cash flow under GAAP. Adjusted EBITDA is commonly used by the Company, its shareholders and debt holders to evaluate, assess, and benchmark the Company’s operational results and to provide an additional measure with respect to the Company’s ability to meet future debt obligations.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz